ENTERTAINMENT PROPERTIES TRUST REPORTS FIRST QUARTER 2003 RESULTS
                         AND REAFFIRMS EARNINGS GUIDANCE

Kansas City, MO, May 7, 2003, -- Entertainment Properties Trust (NYSE:EPR), today reported operating results for the first quarter ended March 31, 2003. All per share results are reported on a fully diluted basis.

Total revenues increased 33% to $21.0 million for the quarter compared to $15.8 million for the same quarter of 2002. Net income available to common shareholders for the first quarter increased 6% to $7.3 million as compared to $6.9 million for the same quarter last year. Net income available to common shareholders on a diluted per share basis was $0.42 per share in the current quarter and $0.42 per share in the same quarter last year.

Funds from operations (FFO) on a diluted basis increased 16% to $11.3 million as compared to $9.8 million for the same quarter of 2002. FFO per diluted common share was $0.62 for the quarter compared to $0.60 for the same quarter last year. Funds from operations is a widely used measure of the operating performance of real estate companies and is provided here as a supplemental measure to Generally Accepted Accounting Principles (GAAP) net income available to common shareholders and earning per share. A reconciliation of net income available to common shareholders to FFO is provided in the financial statement section of this press release. The Company calculates FFO in accordance with the definition adopted by The National Association of Real Estate Investment Trusts (NAREIT).

"We are pleased to report our continued earnings growth based on the strength and positive fundamentals in our portfolio. The achievements and results of the first quarter are consistent with our program for the year and our expectations" said David Brain, Chief Executive Officer.

Consistent with the Securities and Exchange Commission's Regulation FD, Entertainment Properties Trust publicly comments on earnings expectations from time to time within the context of its regular earnings press releases. Management affirms its previous expectations for funds from operations (FFO), which on a fully diluted common share for 2003 should range from $2.60 to $2.70 per share. Achievement of those expectations would represent an increase of 10% to 14% compared to 2002 FFO of $2.37 per diluted common share.

As previously announced, the Company's Board of Trustees declared a regular quarterly cash dividend of $0.50 per common share for the first quarter, which was paid on April 15, 2003. The first quarter cash dividend represents an annualized dividend amount of $2.00 per common share as compared to $1.90 for the prior year. The Company also declared and paid a first quarter cash dividend of $0.59375 on the 9.5% Series A Preferred Shares.

As previously announced on February 28, 2003, a subsidiary of Entertainment Properties issued $155.5 million of Commercial Mortgage Pass-Through Certificates, Series 2003, issued in seven classes. The certificates represent a ten-year fixed rate loan with an average weighted interest rate of approximately 5.7% and are secured by 15 megaplex theatre properties located in California, Kansas, Louisiana, Florida, North Carolina, South Carolina, Virginia, Michigan, Illinois and Nebraska. Goldman Sachs was the lead manager on this transaction and Credit Suisse First Boston was the co-manager.

                         ENTERTAINMENT PROPERTIES TRUST
                            Unaudited Financial Data
                      (in thousands except per share data)


                                                                                  Three Months ended March 31,
                                                                                 2003                    2002
                                                                             -----------             -----------
  Rental revenue                                                               $ 20,458                $ 15,796
  Other Income                                                                      587                       -
                                                                             -----------             -----------
  Total Revenue                                                                  21,045                  15,796

  Property operating expense                                                         95                      71
  General and administrative expense, excluding amortization of
       non-vested shares below                                                      856                     522
  Interest expense                                                                7,234                   5,733
  Depreciation and amortization                                                   3,687                   2,748
  Amortization of non-vested shares                                                 231                     150
                                                                             -----------             -----------
  Income before minority interest and income from joint venture                   8,942                   6,572
  Equity in income from joint venture                                                91                     375
  Minority interest                                                                (375)                    (70)
                                                                             -----------             -----------
  Net income                                                                   $  8,658                 $ 6,877

  Preferred dividend requirements                                                (1,366)                      -
                                                                             -----------             -----------
  Net income available to common shareholders                                  $  7,292                 $ 6,877
                                                                             ===========             ===========

  Net income per common share:   Basic                                        $    0.43                $   0.43
                                 Diluted                                      $    0.42                $   0.42

  Shares used for computation (in thousands):   Basic                            17,128                  16,119
                                                Diluted                          18,274                  16,396





                         ENTERTAINMENT PROPERTIES TRUST
          Reconciliation of Net Income Available to Common Shareholders
                          to Funds From Operations (A)
                      (in thousands except per share data)


                                                                             March 31, 2003     March 31, 2002
                                                                             --------------     --------------
Funds From Operations (FFO)
Net income available to common shareholders                                    $  7,292           $  6,877
  Add: Real estate depreciation                                                   3,641              2,732
  Add: Allocated share of joint venture depreciation                                 32                139
                                                                             --------------     --------------
Basic Funds From Operations                                                      10,965              9,748

  Add: Minority interest in net income                                              375                 70
                                                                             --------------     --------------
Diluted Funds From Operations                                                  $ 11,340           $  9,818
                                                                             ==============     ==============

FFO per common share:   Basic                                                  $    0.64          $   0.60
                        Diluted                                                $    0.62          $   0.60

Shares used for computation (in thousands):   Basic                              17,128             16,119
                                              Diluted                            18,274             16,396



(A) Funds from operations (FFO) is a widely used measure of the operating performance of real estate companies and is provided here as a supplemental measure to Generally Accepted Accounting Principles (GAAP) net income available to common shareholders and earning per share. FFO is defined as net income (computed in accordance with GAAP), excluding gains and losses from sales of depreciable operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. FFO does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations or the Company's cash flows or liquidity as defined by GAAP.


                         ENTERTAINMENT PROPERTIES TRUST
                           Consolidated Balance Sheets
                                 (in thousands)

                                                                                           March 31, 2003     December 31, 2002
                                                                                          ----------------   -------------------
Assets                                                                                      (Unaudited)
Rental properties, net                                                                         $ 688,477          $ 679,937
Land held for development                                                                         12,395             12,985
Investment in joint venture                                                                        1,085              1,109
Cash and cash equivalents                                                                         82,767             10,091
Restricted cash                                                                                    6,495              6,495
Receivable from joint venture                                                                          -              8,438
Other assets                                                                                      17,367             11,332
                                                                                              -----------        -----------
Total assets                                                                                   $ 808,586          $ 730,387
                                                                                              ===========        ===========

Liabilities and Shareholders' Equity
Accounts payable and accrued liabilities                                                       $   1,782          $   1,653
Common dividend payable                                                                            8,622              8,162
Preferred dividend payable                                                                         1,366              1,366
Unearned rents                                                                                       226              4,036
Long-term debt                                                                                   429,380            346,617
                                                                                              -----------        -----------
Total liabilities                                                                                441,376            361,834

Commitments and contingencies                                                                          -                  -
Minority interest in consolidated subsidiary                                                      15,000             15,375

Shareholders' equity:
  Common Shares, $.01 par value; 50,000,000 shares authorized; 17,715,476 and
    17,655,822 shares issued at March 31, 2003 and
       December 31, 2002, respectively                                                               177                177
  Preferred Shares, $.01 par value; 5,000,000 shares authorized;
    2,300,000 shares issued at March 31, 2003 and December 31, 2002                                   23                 23
  Additional paid-in-capital                                                                     380,880            379,447
  Treasury shares at cost: 472,200 common shares at March 31, 2003 and December 31,               (6,533)            (6,533)
2002
  Loans to shareholders                                                                           (3,525)            (3,525)
  Non-vested shares                                                                               (2,319)            (1,276)
  Distributions in excess of net income                                                          (16,493)           (15,135)
                                                                                              -----------        -----------
Shareholders' equity                                                                             352,210            353,178
                                                                                              -----------        -----------
Total liabilities and shareholders' equity                                                     $ 808,586          $ 730,387
                                                                                              ===========        ===========




About Entertainment Properties Trust


Entertainment Properties Trust is the only publicly traded real estate investment trust (REIT) focused on the acquisition of high-quality real estate assets leased to leading location-based entertainment operators. Since November of 1997, EPR has acquired more than $700 million of properties. The Company's common shares of beneficial interest trade on the New York Stock Exchange under the ticker symbol EPR. Entertainment Properties Trust Company contact: Jon Weis, 30 Pershing Road, Suite 201, Kansas City, Missouri 64108; 888/EPR-REIT; fax:
816/472-5794. The Company website is at www.eprkc.com.


Safe Harbor Statement: This press release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, identified by such words as "will be," "intend," "continue," "believe," "may," "expect," "hope," "anticipate," or other comparable terms. The Company's actual financial condition, results of operations and funds from operations may vary materially from those contemplated by such forward-looking statements. A discussion of the factors that could cause actual results to differ materially from those forward-looking statements is contained in the Company's SEC filings, including the company's annual report on Form 10-K for the year ended December 31, 2002.